Exhibit 99.5
Consent of W. Matt Ralls
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Superior Energy Services, Inc. (“Superior”) with the Securities and Exchange Commission on November 3, 2011, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Superior effective upon completion of the merger as described in the Registration Statement.

/s/ W. Matt Ralls Name: W. Matt Ralls Date: December 21, 2011